Exhibit 99.1
THOMAS WEISEL PARTNERS GROUP, INC.
ANNOUNCES 2005 FULL YEAR RESULTS
San Francisco, March 29, 2006 — Thomas Weisel Partners Group, Inc. posted net revenues of $250.9 million and a net loss before preferred dividends and accretion of $7.1 million for the full year of 2005. For the fourth quarter of 2005, net revenues and net income before preferred dividends and accretion were $73.7 million and $7.1 million, respectively.
     In February 2006, Thomas Weisel Partners Group, Inc. completed its initial public offering and conversion to corporate form, simplifying its capital structure by issuing common stock and notes in exchange for all previously outstanding equity interests.
2005 Business Highlights
•	In 2005, we built out our healthcare capabilities with the addition of five healthcare investment bankers. We also expanded our consumer banking team.

•	We enhanced our research footprint, increasing coverage by 20% to 565 companies in 2005. This increase was complemented by expansion of our subsectors including, Restaurants, Small and Midcap Biotech, Specialty Pharmaceuticals, Alternative Energy, International Wireline and Wireless Carriers and Alternative Telecom Services. At the end of 2005, our 39 publishing analysts covered an average of 14 companies each.

•	Our research efforts were further enhanced by our recent expansion into Mumbai, India, where we have analysts on the ground developing a new research product covering U.S. small-cap companies within our primary target markets. We plan on launching this hard-dollar product to U.S. investors by the middle of 2006.

•	We completed 63 investment banking transactions in 2005 and held the number one position for aftermarket performance for all book-managed equity offerings in 2005.
Mergers & Acquisitions
Mergers & Acquisitions and other advisory service revenues accounted for 42% of total 2005 investment banking revenue. Notable M&A advisory engagements in 2005 included NASDAQ’s $1.9 billion acquisition of Instinet Group, ScanSoft’s $221 million merger with Nuance, Intermix Media’s $673 million sale to News Corporation and Fastclick’s $283 million sale to ValueClick. We also advised NASDAQ on approximately $1 billion of acquisition and other convertible financing.
Underwriting
Underwriting (including private placements), contributed 58% of 2005 investment banking revenue. In 2005, we were a lead- or book-manager in 29% of our public offering transactions, as compared to 25% in 2004. Notable transactions in 2005 included book-, lead- or co-lead managed initial public offerings for Allion Healthcare, Caribou Coffee Company, Rackable Systems, Scopus Video Networks and Vocus, as well as book- or lead-managed follow-on offerings for Cogent Communications Group, Collectors Universe, Digene, Ista Pharmaceuticals, NutriSystem, Rackable Systems and Witness Systems. Private financing transactions included PIPEs and Registered Direct offerings for Inovio Biomedical, Depomed, Raser Technologies, Sirna Therapeutics and Xenogen and private placements for CBL Path and Medical Metrx Solutions.
“We believe that our deep knowledge of growth industries, superior transaction execution capabilities and senior-level attention have strongly positioned us as the lead investment bank in our target markets,” said Thomas Weisel, Chairman and Chief Executive Officer. “Looking forward, we are optimistic that trends in the market-place, combined with building out our non-tech business lines, will drive improved earnings leverage in the future.”

Revenues
Investment Banking
Investment banking revenues are typically recognized at the completion of each transaction. As a result, our investment banking revenues have and likely will continue to vary significantly between periods. Our investment banking engagements typically relate to only one potential transaction and do not provide us with long-term contracted sources of revenue.
Full Year
Investment banking revenues were $75.3 million in 2005, 11% less than 2004. The decline was primarily due to a lower volume of transactions partially offset by higher average fees. We closed 63 transactions in 2005 versus 88 in 2004. This is in line with a decline in total market transactions, as the total number of technology, healthcare and consumer capital raising transactions decreased from 605 in 2004 to 414 in 2005, or 32%. Our revenues per transaction increased in 2005 to $1.15 million versus $0.93 million in 2004. Underwriting revenues (including private placements) were $43.4 million in 2005, down 23.7% from 2004. Merger and acquisition advisory fees and other advisory service revenues were $31.9 million in 2005, up 13.5% from 2004. Advisory service revenues for 2005 included approximately $13.2 million of revenues generated from multiple advisory services performed for a single client.
Fourth Quarter
Investment banking revenues were $28.0 million in the fourth quarter of 2005, 41% higher than the fourth quarter of 2004 and 76% improved from the third quarter of 2005. The improvements in the fourth quarter reflected a pickup in capital raising in the market as a whole during the same period. Also, advisory service revenues for the fourth quarter of 2005 included approximately $10.6 million of revenues generated from multiple advisory services performed for the single client described above in the full year discussion.
Brokerage
Full Year
Revenues in our brokerage business were $138.5 million in 2005, down 11% from 2004. Brokerage revenues in 2004 benefited from particularly favorable equity market conditions in our target sectors during the first quarter of 2004. Average daily brokerage revenue declined to $550 thousand in 2005 versus $610 thousand in 2004 primarily because of lower average daily trading volumes in 2005 compared to 2004. The amount of fee-based revenue from private client services that was included within brokerage revenues was $15.6 million and $11.9 million for 2005 and 2004, respectively.
Fourth Quarter
Brokerage revenues were $34.2 million in the fourth quarter of 2005, 5% less than the fourth quarter of 2004 and 0.9% lower than the third quarter of 2005.
Asset Management
Full Year
Asset management revenues declined to $36.7 million in 2005, $7.3 million or 17% lower than 2004. Approximately $5.2 million of the decrease was attributable to a reduction in management fees, in accordance with our decision to wind-up one private equity separate account and one equity investment management product. In 2005, investment gains attributable to investments in partnerships and other securities totaled $7.5 million, while investment gains in 2004 were $9.1 million.
In November 2005, we transferred the management of our late-stage private equity fund, Thomas Weisel Capital Partners L.P. (“TWCP”) to the senior managers of that fund. In the future, we will no longer receive management fees from TWCP, however, we have retained our capital account in TWCP and will receive gain or loss allocations in respect of our capital account balance. As of December 31, 2005, the value of our TWCP capital account was $13.6 million. Management fees and transaction related fees from TWCP were $15.7 million and $16.9 million for 2005 and 2004, respectively.

Fourth Quarter
Asset management revenues were $10.9 million in the fourth quarter of 2005, down 37% from the fourth quarter of 2004 and 39% improved from the third quarter of 2005. The fourth quarter year-over-year comparison was down primarily because of a $2.2 million decline in management fees (described above in the full year discussion) and due to $3.7 million less in investment gains. The fourth quarter of 2005 increased as compared to the third quarter of 2005 primarily due to improved investment gains, including a gain on the sale of our New York Stock Exchange seat of $1.6 million.
Our asset management revenues will fluctuate from period to period in part because they are comprised of investment gains and allocation of gains in respect of previously waived management fees.
Expenses
Compensation and Benefits
Full Year
In 2005, compensation and benefits expenses were $154.2 million, 6% higher than 2004. Compensation and benefits expenses were 63% and 53% of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities) in 2005 and 2004, respectively. In 2004, we distributed $13.8 million of members’ capital to partners (which was not recorded as an expense), while in 2005, there were no distributions of members’ capital. Following our initial public offering, we will no longer make distributions of members’ capital to partners.
Fourth Quarter
Compensation and benefits expenses were $37.1 million in the fourth quarter of 2005, 7.3% higher than the fourth quarter of 2004 and 2.6% less than the third quarter of 2005.
Non-Compensation Expenses
Full Year
Non-compensation expenses in 2005 were $101.6 million, 10% lower than 2004. Non-compensation expenses include floor brokerage and trade execution, communications and data processing, depreciation and amortization, marketing and promotion, occupancy and equipment and other expenses.
Fourth Quarter
Non-compensation expense was $29.1 million in the fourth quarter of 2005, 17.2% higher than the fourth quarter of 2004 and 33% greater than the third quarter of 2005.
Provision for Taxes
Prior to our initial public offering, we were a tax pass-through entity. Therefore, our members (not the firm) incurred federal and state income tax individually. We were liable for local unincorporated business tax on business conducted in New York City, City of San Francisco business tax, and income tax on current income realized by our foreign subsidiary. For the full years 2005 and 2004, our tax expenses were $2.2 million and $2.0 million, respectively.
For the fourth quarters of 2005 and 2004 and for the third quarter of 2005, tax expenses were $382 thousand, $194 thousand and $523 thousand, respectively.
Preferred Dividends and Accretion
Prior to our initial public offering, we paid preferred dividends to holders of our preferred shares. In connection with our initial public offering, all of our outstanding preferred shares were exchanged for common stock and debt. For the full years 2005 and 2004, preferred dividends and accretion were $15.7 million and $15.8 million, respectively.
For the fourth quarters of 2005 and 2004 and for the third quarter of 2005, preferred dividends and accretion were $4.1 million, $4.0 million and $3.4 million, respectively.

First Quarter, 2006
Initial Public Offering
We completed our reorganization to corporate form and initial public offering on February 7, 2006. In our initial public offering, 6,900,000 shares of common stock were sold with gross proceeds of $103,500,000. Of those amounts, selling stockholders sold 1,985,560 shares with gross proceeds of $29,783,400, including the sale of 1,923,077 shares by CalPERS. We issued 4,914,440 shares yielding $73,716,600 gross proceeds. After subtracting underwriters’ discount and other expenses, net proceeds to us were approximately $64 million. Also, in connection with our reorganization, we issued approximately $33 million principal amount of notes, recorded at an estimated fair value of $30 million.
Investment Banking
As of March 28, 2006, we had completed 20 investment banking transactions in the first quarter, with an aggregate value of $4.1 billion. Of the underwriting transactions we participated in, 40% were lead- or book-managed by us. In comparison, we were a lead or book manager in 29% of our underwriting transactions in 2005 and 17% in the first quarter of 2005. Total investment banking revenue is expected to be approximately $35 million for first quarter of 2006 compared to $16.3 million in the first quarter of 2005.
Brokerage Revenue
Our average daily brokerage revenue for the first quarter of 2006 is expected to be approximately $548 thousand compared to $550 thousand in 2005 and $588 thousand in the first quarter of 2005. Total brokerage revenue is expected to be approximately $34 million for the first quarter of 2006 compared to $35.8 million in the first quarter of 2005. Average quarterly brokerage revenue in 2005 was $34.6 million.
Other
In connection with our initial public offering, which closed on February 7, 2006, we converted from a limited liability company to a corporation and established beginning balances in our deferred tax assets and liabilities in accordance with SFAS No. 109, Accounting For Income Taxes. Accordingly, we will be subject to corporate income tax and we expect to recognize a tax benefit resulting from our conversion to corporate form in the first quarter of 2006. Our preliminary estimate, performed as of December 31, 2005, indicates that a one-time tax benefit of approximately $12 million will be recorded in the first quarter of 2006 to reflect the initial recognition of deferred tax assets.
About Thomas Weisel Partners Group, Inc.
We are an investment bank, founded in 1998, focused principally on the technology, healthcare and consumer sectors of the economy. Our business is managed as a single operating segment and we generate revenues from three principal sources: investment banking, brokerage and asset management. Our investment banking group is comprised of two disciplines: corporate finance and strategic advisory. Our brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. Our asset management group is divided into two units: private equity and distribution management.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in Item 1A — “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Investor Relations Contact:
Deborah Lightfoot
415-364-2500
investorrelations@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended	December 31,
	2005	2004
	(In thousands)
REVENUES
Brokerage	$138,497	$154,746
Investment banking	75,300	84,977
Asset management	36,693	44,009
Interest income	5,510	3,148

Total revenues	256,000	286,880
Interest expense	(5,114)	(3,470)

Net revenues	250,886	283,410

EXPENSES EXCLUDING INTEREST

Compensation and benefits	154,163	146,078
Floor brokerage and trade execution	26,873	31,105
Communications and data processing	17,457	18,818
Depreciation and amortization	9,146	10,055
Marketing and promotion	11,898	13,776
Occupancy and equipment	15,884	18,551
Other expense	20,336	20,301

Total expenses	255,757	258,684

INCOME (LOSS) BEFORE TAX	(4,871)	24,726
Provision for Taxes	2,187	2,044

NET INCOME (LOSS)	$(7,058)	$22,682

LESS: PREFERRED DIVIDENDS AND ACCRETION	(15,654)	(15,761)

INCOME (LOSS) ATTRIBUTABLE TO CLASS A, B AND C SHAREHOLDERS	$(22,712)	$6,921

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

	Years Ended	December 31,
	2005	2004
	(In thousands)
ASSETS

Cash and cash equivalents	$90,193	$57,993
Restricted cash and cash segregated under federal or other regulations	10,517	8,634
Securities owned — at market value	98,527	124,855
Receivable from clearing broker	9,555	10,672
Corporate finance and syndicate receivables (net of allowance for doubtful accounts of $0 at December 31, 2005 and $925 at December 31, 2004	10,479	9,889
Investments in partnerships and other securities	43,552	39,782
Furniture, equipment, and leasehold improvements — net of accumulated depreciation and amortization	29,600	37,704
Receivables from related parties (net of allowance for doubtful loans $3,316 at December 31, 2005 and $3,892 at December 31, 2004)	4,911	6,213
Other assets	15,489	13,432

TOTAL ASSETS	$312,823	$309,174

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE STOCK AND MEMBERS’ DEFICIT

Liabilities:

Securities sold, but not yet purchased — at market value	$84,986	$78,242
Accrued compensation	42,889	35,162
Accrued expenses and other liabilities	48,671	44,734
Payable to customers	3,343	3,732
Capital lease obligations	445	2,502
Notes payable	19,094	13,834

Total liabilities	199,428	178,206

Redeemable Convertible Preference Stock:

Class C redeemable preference shares	48,792	46,635
Class D redeemable convertible shares	100,000	100,000
Class D-1 redeemable convertible shares	75,000	75,000

Total redeemable convertible preference stock	223,792	221,635

Members’ Deficit:

Paid-in capital:
Class A shares	26,442	27,752
Accumulated deficit	(136,530)	(118,122)
Accumulated other comprehensive loss	(309)	(297)

Total members’ deficit	(110,397)	(90,667)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE STOCK AND MEMBERS’ DEFICIT	$312,823	$309,174

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2005	2004
	(In thousands)
REVENUES:

Brokerage	$34,242	$34,565	$33,817	$35,873	$35,954
Investment banking	27,982	15,895	15,138	16,285	19,889
Asset management	10,906	7,832	10,035	7,920	17,299
Interest income	2,071	1,476	892	1,071	891

Total revenues	75,201	59,768	59,882	61,149	74,033
Interest expense	(1,547)	(1,496)	(885)	(1,186)	(978)

Net revenues	73,654	58,272	58,997	59,963	73,055

EXPENSES EXCLUDING INTEREST:

Compensation and benefits	37,074	38,076	38,184	40,829	34,548
Floor brokerage and trade execution	6,621	6,315	6,751	7,186	6,594
Communications and data processing	4,255	4,481	4,084	4,637	4,881
Depreciation and amortization	2,188	2,288	2,334	2,336	1,005
Marketing and promotion	2,071	2,978	3,372	3,477	2,031
Occupancy and equipment	4,805	3,796	3,938	3,345	4,916
Other expense	9,159	2,011	5,276	3,890	5,410

Total expenses	66,173	59,945	63,939	65,700	59,385

INCOME (LOSS) BEFORE TAX.	7,481	(1,673)	(4,942)	(5,737)	13,670
Provision for Taxes	382	523	818	464	194

NET INCOME (LOSS)	7,099	(2,196)	(5,760)	(6,201)	13,476

Less: Preferred Dividends and Accretion	(4,111)	(3,443)	(4,068)	(4,032)	(4,003)

INCOME (LOSS) ATTRIBUTABLE TO CLASS A, B AND C SHAREHOLDERS	$2,989	$(5,639)	$(9,828)	$(10,233)	$9,473